Exhibit 99.1

News Release

www.nortelnetworks.com

FOR IMMEDIATE RELEASE	May 28, 2004

For more information:

Investors:	Media:
(888) 901-7286	Tina Warren
(905) 863-6049	(905) 863-4702
investor@nortelnetworks.com	tinawarr@nortelnetworks.com

Nortel Networks Announces New Waiver from Export Development Canada

TORONTO – Nortel Networks* Corporation [NYSE/TSX: NT] today announced that its principal operating subsidiary, Nortel Networks Limited (“NNL”), has obtained a new waiver from Export Development Canada (“EDC”) of certain defaults under the EDC performance-related support facility (the “EDC Support Facility”) related to the delay by NNL in meeting its filing obligations with the U.S. Securities and Exchange Commission (the “SEC”).

With the prior waiver obtained on March 29, 2004 scheduled to expire tomorrow, NNL has obtained a new waiver from EDC that during the waiver period maintains the existing uncommitted support available under the EDC Support Facility and reclassifies the previously committed portion of the EDC Support Facility as uncommitted support.

The EDC Support Facility provides up to US$750 million in support of which, prior to the new waiver, US$300 million was for committed support and, as of May 28, 2004, approximately US$105 million of such committed support was unused. As of May 28, 2004, there was approximately US$328 million of outstanding support utilized under the EDC Support Facility.

The waiver will remain in effect until the earliest of certain events including:

•	the date on which both NNL and the Company have filed their respective 2003 Annual Reports on Form 10-K (the “2003 Annual Reports”) and the Q1 2004 Quarterly Reports on Form 10-Q (the “First Quarter Reports”) with the SEC;

•	August 30, 2004; or

•	at the election of EDC and on no less than one and no more than three business days’ written notice to NNL, July 30, 2004.

The waiver also applies to certain other breaches by NNL which have arisen or may arise under the EDC Support Facility in relation to the delayed filings and the planned restatements and revisions to 2003 and prior year financial results.

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There can be no assurance that EDC will provide any additional support under the uncommitted EDC Support Facility. Notwithstanding the new waiver, the Company and NNL are providing no assurance that they will file their respective 2003 Annual Reports and First Quarter Reports within the waiver period or, if they fail to do so, that NNL would receive any further waivers or any extensions of the waiver beyond its scheduled expiry date. If the waiver announced today were terminated or expired prior to the filing of such Annual Reports and First Quarter Reports, EDC would have the right at such time to require NNL to cash collateralize the support outstanding under the EDC Support Facility and to exercise its rights against the collateral under NNL’s related security agreements.

Nortel Networks is an industry leader and innovator focused on transforming how the world communicates and exchanges information. The Company is supplying its service provider and enterprise customers with communications technology and infrastructure to enable value-added IP data, voice and multimedia services spanning Wireless Networks, Wireline Networks, Enterprise Networks, and Optical Networks. As a global company, Nortel Networks does business in more than 150 countries. More information about Nortel Networks can be found on the Web at www.nortelnetworks.com.

Certain information included in this press release is forward-looking and is subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the outcome of Nortel Networks independent review and planned restatement of its previously announced or filed financial results; the impact of the management changes announced on April 28, 2004; the impact of the inability to meet Nortel Networks filing obligations on support facilities and public debt obligations; the sufficiency of Nortel Networks restructuring activities, including the potential for higher actual costs to be incurred in connection with restructuring actions compared to the estimated costs of such actions; continued reductions in spending by Nortel Networks customers; fluctuations in Nortel Networks operating results and general industry, economic and market conditions and growth rates; the communication by Nortel Networks auditors of the existence of material weaknesses in internal control; Nortel Networks ability to recruit and retain qualified employees; fluctuations in Nortel Networks cash flow, level of outstanding debt and current debt ratings; the use of cash collateral to support Nortel Networks normal course business activities; the dependence on Nortel Networks subsidiaries for funding; the impact of Nortel Networks defined benefit plans and deferred tax assets on results of operations and Nortel Networks cash flows; Nortel Networks dependence on new product development and its ability to predict market demand for particular products; Nortel Networks ability to integrate the operations and technologies of acquired businesses in an effective manner; the impact of rapid technological and market change; the impact of price and product competition; barriers to international growth and global economic conditions, particularly in emerging markets and including interest rate and currency exchange rate fluctuations; the impact of rationalization in the telecommunications industry; changes in regulation of the Internet; the impact of the credit risks of Nortel Networks customers and the impact of customer financing and commitments; stock market volatility generally and as a result of acceleration of the settlement date or early settlement of Nortel Networks purchase contracts; the impact of Nortel Networks supply and outsourcing contracts that contain delivery and installation provisions, which, if not met, could result in the payment of substantial penalties or liquidated damages; the future success of Nortel Networks strategic alliances; and the adverse resolution of litigation, investigations, intellectual property disputes and similar matters. For additional information with respect to certain of these and other factors, see the most recent Form 10-Q/A and Form 10-K/A filed by Nortel Networks with the United States Securities and Exchange Commission. Unless otherwise required by applicable securities laws, Nortel Networks disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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*Nortel Networks, the Nortel Networks logo, the Globemark and Business Without Boundaries are trademarks of Nortel Networks.